Exhibit 99.2

Contact: Michelle Hards
(240) 313-1816
mlhards@jlg.com
JLG Industries, Inc. Receives Required Consents in Connection
With Consent Solicitations and Cash Tender Offers
McConnellsburg, PA, November 22, 2006 – JLG Industries, Inc. (NYSE: JLG) announced today that it had received, as of 5:00 p.m., New York City time, on November 21, 2006, tenders and consents from holders of more than 97.5% of its outstanding 8 1/4% Senior Notes due May 1, 2008 (the “2008 Notes”) and more than 99.2% of its outstanding 8 3/8% Senior Subordinated Notes due June 15, 2012 (the “2012 Notes” and, together with the 2008 Notes, the “Notes”) in connection with its cash tender offers and consent solicitations for the Notes. The number of consents received substantially exceeded the number needed to approve the adoption of the proposed amendments to the indentures under which the Notes were issued. The terms of the tender offers and consent solicitations for the Notes are detailed in JLG’s Offer to Purchase and Consent Solicitation Statement dated November 6, 2006 (the “Offer to Purchase”).
     JLG is making the offers as required by the Agreement and Plan of Merger, dated October 15, 2006 (the “Merger Agreement”), by and among JLG, Oshkosh Truck Corporation (“Oshkosh”) and Steel Acquisition Corp., a wholly-owned subsidiary of Oshkosh.
     Based on the consents received, JLG is expected to execute as soon as practicable supplemental indentures that will, once operative, eliminate most of the restrictive covenants and events of default in the indentures for the 2008 Notes and the 2012 Notes. The supplemental indentures will not become operative unless and until Notes are accepted for purchase by JLG pursuant to the tender offers.
     The tender offers will expire at midnight, New York City time, on December 5, 2006 (the “Expiration Time”), unless extended or earlier terminated by JLG.
     Completion of the offers and consent solicitations is subject to the satisfaction of certain conditions, including, but not limited to, with respect to each series of Notes, receipt of valid tenders and consents from at least a majority in principal amount of such series of outstanding Notes not owned by JLG or any of its affiliates and the consummation of the merger of Steel Acquisition Corp. with and into JLG pursuant to the Merger Agreement. Consummation of the merger is not conditioned upon completion of the offers or the consent solicitations. The offers and consent solicitations may be amended, extended or, under certain conditions, terminated. However, pursuant to the Merger Agreement, JLG cannot waive any condition to the offers without the prior written consent of Oshkosh. A more comprehensive description of the offers and the consent solicitations can be found in the Offer to Purchase.
     Holders who validly tender Notes after 5:00 p.m., New York City time, on November 21, 2006 but prior to the Expiration Time will not receive the consent payment of $30 per $1,000 principal amount of Notes tendered. Holders whose Notes are purchased pursuant to the offers will receive any accrued but unpaid interest for the period up to, but not including, the payment date for the Notes.
     The information agent for the offers and consent solicitations is Innisfree M&A Incorporated. The depositary for the offers is The Bank of New York. The dealer managers for the offers and consent solicitation agents for the consent solicitations are J.P. Morgan Securities Inc. ((212) 270-3994, call collect) and Banc of America Securities LLC ((704) 388-9217, call collect).
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JLG Industries, Inc. – page 2
     The Offer to Purchase, letter of transmittal and consent and related documents have been distributed to noteholders. Noteholders with questions or who would like additional copies of the offer documents may call the information agent, Innisfree M&A Incorporated, toll-free at (888) 750- 5834. (Banks and brokers may call collect at (212) 750-5833.)
About JLG
     JLG Industries, Inc. is the world’s leading producer of access equipment (aerial work platforms and telehandlers). JLG’s diverse product portfolio encompasses leading brands such as JLG® aerial work platforms; JLG, SkyTrak®, Lull® and Gradall® telehandlers; and an array of complementary accessories that increase the versatility and efficiency of these products for end users. JLG markets its products and services through a multichannel approach that includes a highly trained sales force and utilizes a broad range of marketing techniques, integrated supply programs and a network of distributors in the industrial, commercial, institutional and construction markets. In addition, JLG offers world-class after-sales service and support for its customers. JLG’s manufacturing facilities are located in the United States, Belgium, and France, with sales and service operations on six continents.
     This press release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell JLG’s 8 1/4% senior notes due 2008 or its 8 3/8% senior subordinated notes due 2012. The offers and the consent solicitations are being made only pursuant to the offer to purchase and consent solicitation statement, letter of transmittal and consent and related materials that JLG has distributed to noteholders. Noteholders and investors should read carefully the offer to purchase and consent solicitation statement, letter of transmittal and consent and related materials because they contain important information, including the various terms of and conditions to, the offers and the consent solicitations. None of JLG, Oshkosh, the dealer managers, the information agent or the depositary makes any recommendation in connection with the offers or the consent solicitations.
NOTE: Information contained on our website is not incorporated by reference into this press release.
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